Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), is dated as of October 20, 2014, between Marc Adelson (“Executive”) and Medallion Financial Corporation, a Delaware corporation (“Company”).

WHEREAS, the Company wishes to employ Executive, and Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement.

WHEREAS, if Executive does not sign and deliver a fully executed copy of this Agreement to the Company on or before October 20, 2014 at 2:00 p.m., all of terms of this Agreement shall be revoked and rendered unenforceable.

NOW, THEREFORE, it is hereby agreed as follows:

1. Employment.

1.1 Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to his employment by the Company.

1.2 Employment Period. Unless terminated pursuant to Section 4 hereof, the term of this Agreement shall commence on a date to be determined by Executive on not less than five days’ notice to the Company, but in no event later than November 20, 2014 (“Commencement Date”) and shall continue until one year after the Commencement Date (“Term”). Upon the conclusion of the Term, Executive shall remain employed by the Company as an at-will employee. As an at-will employee, both Executive and the Company have the right to terminate Executive’s employment at any time, for any reason, with or without Cause or Good Reason (as those terms are defined below).

2. Position; Duties and Responsibilities.

2.1 General. During the Term, Executive shall serve as the President of the Company’s asset-based lending division, Medallion Business Credit. Notwithstanding the title listed above, Executive shall be the primary executive in charge of the Company’s asset-based lending division reporting to Andrew Murstein and Brian O’Leary (or their successors). Executive shall have such duties and responsibilities as are consistent with and customarily assigned to his position with the Company. Executive shall also have such other reasonable duties and responsibilities as may from time to time be assigned to him by the Chief Executive Officer, the President or the Board of Directors (“Board”), including, without limitation, active membership and participation on the credit committee of Medallion Business Credit. During Executive’s employment with the Company, he shall devote his full attention and time to the business and affairs of the Company and shall carry out such duties and responsibilities faithfully and to the best of his ability. Executive may also be required to perform such additional duties within his business expertise for the Company’s subsidiaries as may be reasonably requested from time to time by the Chief Executive Officer, the President or the Board.

2.2 Exclusivity. During Executive’s employment with the Company and subject to the Company’s Code of Conduct, Executive shall not engage in any other business activities that interfere in any material respect with the duties and responsibilities of Executive hereunder.

3. Compensation and Related Matters.

3.1 Base Salary. During the Term, the Company shall pay to Executive an annual base salary (“Base Salary”) of $312,500. The Base Salary shall be payable in accordance with the normal payroll procedures of the Company. The Base Salary shall be reviewed by the Board not less than once each fiscal year.

3.2 Annual Bonus. During the Term, Executive shall be eligible to receive an annual bonus based upon Executive’s level of performance and the overall success of the Company (“Annual Bonus”). The decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board; provided, however, for the fiscal year ending December 31, 2014, Executive shall be entitled to receive a bonus of $25,000 (“2014 Bonus”), so long as Executive remains employed with the Company through December 31, 2014, payable to Executive on or before March 15, 2015 or such earlier date as bonuses are paid to similarly situated executives of the Company and is subject to applicable tax withholdings.

3.3 Signing Bonus. The Company shall pay Executive a signing bonus in the amount of $25,000 (“Signing Bonus”). Such amount shall be processed and paid to Executive with the first payroll after the Commencement Date and is subject to applicable tax withholdings. Executive shall repay the gross amount of the Signing Bonus if, during the Term, Executive terminates his employment without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below).

3.4 Other Benefits. During the Term, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such benefits as are, or are from time to time hereafter, generally provided by the Company to its employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any retirement plan, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, short-term disability insurance, travel accident insurance or other similar plan or program of the Company.

3.5 Expense Reimbursement. The Company shall reimburse Executive in accordance with its general reimbursement policies for all ordinary and necessary expenses incurred by Executive on behalf of the Company upon the presentation of appropriate supporting documentation. The Company shall reimburse Executive in an amount up to $5,000 (“Fee Reimbursement Amount”) to pay for a portion of Executive’s legal fees and expenses in connection with this Agreement. Executive shall provide the Company with evidence of the total amount of his legal fees and expenses within 14 days of the Commencement Date, and the Company shall pay a maximum of the Fee Reimbursement Amount to Executive within 14 days of receipt of such documentation.

3.6 Vacations. Executive shall be entitled to three weeks paid vacation for each year during his employment with the Company, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive’s performance of his duties under this Agreement.

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3.7 Stock Options/Restricted Stock.

(a) Executive shall be granted incentive stock options (as defined in Section 422 of the Internal Revenue Code) (“Options”) to acquire 14,000 shares of common stock of the Company, at an exercise price per share equal to the closing price per share on the NASDAQ on the date of grant, which grant date shall be the later of receipt of approval of the Compensation Committee of the Board (which shall meet on or before November 7, 2014) or the Commencement Date. The Options shall be issued pursuant to the Company’s 2006 Employee Stock Option Plan (“Plan”). The Options shall be subject to vesting based solely upon the passage of time and Executive’s continued employment with the Company during the vesting period and shall vest one-third each year commencing on the first anniversary of the date of grant, subject to accelerated vesting in accordance with Section 5.1. The Options shall be further governed by the terms of a stock option agreement entered into between Executive and the Company, in accordance with the Plan.

(b) Executive shall be granted restricted stock equal to such number of shares of common stock of the Company as equals the quotient obtained by dividing 100,000 by the closing stock price of shares of the Company’s common stock on the NASDAQ on the date of grant (“Restricted Stock”), which grant date shall be the later of receipt of approval of the Compensation Committee of the Board (which shall meet on or before November 7, 2014) or the Commencement Date. The Restricted Stock shall be issued pursuant to the Company’s 2009 Employee Restricted Stock Plan (“Restricted Stock Plan”) and shall be subject to vesting based solely upon the passage of time and Executive’s continued employment with the Company during the vesting period and shall fully vest one-third each year, commencing on the first anniversary of the date of grant, subject to accelerated vesting in accordance with Section 5.1 herein. The Restricted Stock shall be further governed by the terms of a restricted stock agreement entered into between Executive and the Company in accordance with and pursuant to the Restricted Stock Plan.

3.8 Clawbacks. Any amounts payable under this Agreement (whether in cash, Options or Restricted Stock), to the extent earned based on financial performance of the Company, shall be subject to the Company’s ability to recoup or recover the cash, option or restricted stock award as required by applicable law or regulation, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002.

4. Termination of Executive’s Employment.

4.1 Termination Without Cause. The Company may, with no less than 14 days’ prior written notice to Executive, at any time during his employment with the Company terminate his employment without Cause (as defined below).

4.2 Termination With Cause. The Company may, by written notice to Executive at any time during his employment with the Company, terminate his employment with Cause (as defined below). For purposes of this Agreement, “Cause” shall mean, as determined by the Board, acting reasonably and in good faith: (i) willful acts of gross misconduct or gross negligence by Executive (x) in the performance of his duties hereunder or (y) in contravention of the Company’s Code of Ethical Conduct, Employee Handbook or Rule 38a-l Compliance Manual, (ii) an intentional and material breach of this Agreement by Executive, other than due to disability or due to being directed by Andrew Murstein, Brian O’Leary, the Company’s CEO, President or Board to commit any immoral, illegal or unethical act, (iii) substantial and continued failure by Executive to perform his duties hereunder other than due to disability or due to being directed by

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Andrew Murstein, Brian O’Leary, the Company’s CEO, President or Board to commit any immoral, illegal or unethical act, which would be materially injurious to the Company; provided that the Company’s economic performance or failure to meet any specific projection shall not, in and of itself, constitute “Cause”, (iv) Executive’s illegal use of drugs (including narcotics) which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which materially impairs the performance of Executive’s duties hereunder, (v) Executive’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to (x) felony fraud, embezzlement or a crime of a similar nature, or (y) a felony, or (vi) Executive’s violation of any of the provisions of Section 6, 7, or 8 herein.

Any notice of termination for Cause given by the Company shall specify in writing in reasonable detail the nature of Executive’s action or inaction that is the Cause for termination. Executive shall have 30 days to cure, to the reasonable satisfaction of the Board, any action or inaction charged by the Company for Cause under (i), (ii) or (iii) above. In the event of a termination of Executive’s employment for Cause under (iv), (v) or (vi) above, the Executive’s employment shall terminate immediately upon notice by the Company of termination for Cause.

4.3 Voluntary Termination by Executive with Good Reason. Executive may terminate his employment with the Company for Good Reason during his employment with the Company upon 30 days’ written notice, which notice shall specifically set forth the nature of such Good Reason. The term “Good Reason” shall mean: (i) the substantial and material diminution in Executive’s duties, responsibilities, reporting relationship or position, (ii) without Executive’s consent, the relocation of Executive’s principal office location more than 50 miles from its current location, or (iii) the Company’s material breach of any provision of this Agreement; provided, however, that the term “Good Reason” shall not include a termination pursuant to Section 4.5 hereof. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the 30-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company.

4.4 Voluntary Termination by Executive without Good Reason. Executive may, by written notice to the Company at any time during his employment with the Company, voluntarily resign without Good Reason from employment with the Company. The effective date of such resignation shall be the date that is 30 days following the date Executive gives written notice.

4.5 Disability. During the Term, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for period of at least ninety (90) continuous days during any employment period of 12 consecutive months (each a “Disability Period”), the Company, by notice to Executive, shall have the right to terminate Executive’s employment at, as of or after the end of the Disability Period, in accordance with applicable laws.

4.6 Death. Executive’s employment shall end on the date of Executive’s death.

5. Termination Compensation.

5.1 Termination Without Cause by the Company, or by Executive with Good Reason. If Executive’s employment is terminated during the Term under Sections 4.1 or 4.3, the Company shall pay to Executive in a lump sum Executive’s accrued but unpaid Base Salary, as in effect immediately prior to such termination, through the date of termination. In addition, upon execution of a release of claims in favor of the Company, its affiliates and their respective

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officers and directors in a form provided by the Company (“Release”), the Company: (i) shall continue to pay Executive’s Base Salary until the expiration date of the Term, (ii) shall continue health benefits payments for Executive (and his family, if applicable) until the expiration date of the Term, and (iii) shall pay to Executive a lump sum payment equivalent to two weeks’ salary for every year Executive has been employed by the Company, not to exceed six months of his then-current Base Salary. A “Release” shall mean a release agreement substantially in the Company’s standard form as may be modified from time to time to comply with federal, state and local laws, and the Company’s standard policies; provided that the terms of the Release shall be subject to good faith negotiation. The Release shall not relieve either party with respect to any rights or obligations set forth in this Agreement which by its terms specifically survive termination.

If Executive’s employment is terminated after the Term under Sections 4.1 or 4.3, in accordance with the terms of the Release, he shall only be eligible for the severance benefits described in Section 5.1(iii).

If Executive’s employment is terminated during the Term or after the Term under Sections 4.1 or 4.3, in accordance with the terms of the Release, all Options and Restricted Stock previously granted to Executive (including at commencement of employment and thereafter) shall become immediately vested and exercisable. The payments set forth in Sections 5.1 (i) and 5.1(ii) shall be payable in accordance with the normal payroll procedures of the Company. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination, except as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state insurance laws.

5.2 Termination on Account of Death. If Executive’s employment is terminated under Section 4.6, the Company shall pay to Executive (or his estate) in a lump sum Executive’s Base Salary through the date of termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination, except as provided by COBRA or similar state insurance laws.

5.3 Termination on Account of Disability. If Executive’s employment is terminated during the Term under Section 4.5, the Company shall pay to Executive in a lump sum Executive’s accrued but unpaid Base Salary as in effect immediately prior to such termination through the date of termination. In addition, in accordance with the terms of the Release, the Company: (i) shall continue to pay Executive’s Base Salary for six months following the termination, and (ii) shall continue health benefits payments for Executive (and his family, if applicable) for six months following the termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination, except as provided by COBRA or similar state insurance laws.

If Executive’s employment is terminated after the Term under Section 4.5, in accordance with the terms of the Release, the Company: (i) shall continue to pay Executive’s Base Salary for three months following the termination, and (ii) shall continue health benefits payments for Executive (and his family, if applicable) for three months following the termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination, except as provided by COBRA or similar state insurance laws.

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5.4 Certain Other Terminations. If Executive’s employment is terminated during the Term or after the Term under Sections 4.2 or 4.4, the Company shall pay to Executive in a lump sum Executive’s Base Salary through the dale of termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination, except as provided by COBRA or similar state insurance laws. If Executive’s employment is terminated during the Term or after the Term under Sections 4.2 or 4.4, all unvested Options shall be forfeited.

5.5 Indemnification. During the term of Executive’s employment with the Company and thereafter, he shall be included under any D&O liability insurance coverage made available and provided for the benefit of officers and directors of the Company, as well as any indemnification, defense and reimbursement provisions contained in the Company’s bylaws or other policies applicable to executive employees. Rights and benefits under the foregoing shall survive Executive’s termination of employment for all acts or omissions occurring during Executive’s employment with the Company.

6. Confidentiality. Executive shall contemporaneously execute and deliver to the Company a Proprietary Information and Inventions Agreement (“PIIA”); provided, however, that notwithstanding anything contained in the PIIA to the contrary, in the event of any inconsistency between the provisions of this Agreement and the PIIA, the provisions of this Agreement shall control. Further, for purposes of clarity, Sections VI and VII of the PIIA are expressly superseded by Sections 7 and 8 of this Agreement.

7. Noncompetition.

7.1 Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, for the period commencing on the Commencement Date and (i) ending three months after the termination of Executive’s employment if Executive’s employment is terminated under Sections 4.1 or 4.3 or (ii) ending six months after the termination of Executive’s employment if Executive’s employment is terminated under Sections 4.2, 4.4 or 4.5, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that competes with or is planning or has undertaken any preparation to compete with the Company’s asset-based lending division, or any other business of the Company or its affiliates in which Executive performs services.

7.2 Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, for the period commencing on the Commencement Date and ending 12 months after the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that borrowed assets or capital from the Company during Executive’s employment with the Company.

7.3 Notwithstanding the generality of the foregoing, nothing in Section 7 shall prohibit Executive from acquiring or holding any issue of stock or securities of any competitive business, individual, partnership, firm, or corporation (collectively “Entity”) that has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time he does not own more than two percent (2%) of the voting securities of any such Entity. The obligations of Executive pursuant to this Section 7 shall

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survive the expiration or termination of this Agreement. Executive acknowledges and agrees that the restrictions, limitations and covenants in this paragraph apply to any geographic area within the United States, and that the Company has a legitimate business interest and right in prohibiting Executive from competing with the Company. Executive also acknowledges and agrees that the Company’s business is not limited by geographic boundaries and that the covenants herein are reasonable in geographic scope.

8. Nonsolicitation; non-disparagement. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, for the period commencing on the Commencement Date and ending 12 months after the termination of Executive’s employment for any reason,

(a) Executive shall not (i) hire (directly or indirectly), solicit (other than by newspaper or other media general solicitation), take away, or otherwise interfere with the relationship of the Company or its subsidiaries with any person who is, or within the most recent twelve-month period was, employed by the Company or otherwise engaged pursuant to a consulting agreement or independent contractor agreement to perform services for the Company or its subsidiaries (provided, however, that it is not intended that the limitations set forth in this Section 8(a)(i) would apply to any third party/non-employee of the Company that generally provides accounting, legal, valuation, appraisal, turnaround, financial consulting, quality of earnings evaluations, field examination and similar services to lenders and/or their borrowers); or (ii) take away, or otherwise interfere with the relationship of the Company or its subsidiaries with any person or entity who is, or within the then most recent 12-month period was, a customer, client, prospective customer or prospective client (prospective customer or prospective client meaning a person or entity that has been actively pursued by the Company for business purposes) of the Company’s asset-based lending division, or any other business of the Company or its affiliates in which Executive performs services. The obligations of Executive pursuant to this Section 8 shall survive the expiration or termination of this Agreement. Executive acknowledges and agrees that the restrictions, limitations and covenants in this paragraph apply to any geographic area within the United States, and that the Company has a legitimate business interest and right in prohibiting Executive from soliciting, enticing, inducing or encouraging employees, former employees, clients and prospective clients of the Company. Executive also acknowledges and agrees that the Company’s business is not limited by geographic boundaries and that the covenants herein are reasonable in geographic scope.

(b) Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 8(b) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Company’s General Counsel.

9. Successors; Binding Agreement. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive’s estate.

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10. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

11. Representations of Executive. Executive represents and warrants to the Company that (a) Executive’s acceptance of employment with the Company and the performance of his duties hereunder does not (and will not) conflict with or result in a violation of a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound and (b) Executive’s acceptance of employment with the Company and the performance of his duties hereunder does not (and will not) violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

12. Miscellaneous.

12.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and received by the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

 If to the Company:

 Medallion Financial Corporation

 437 Madison Avenue

 New York, NY 10022

 Attn: President

 Facsimile: 212-328-2121

 If to Executive:

 To his most recent address on file with the Company.

12.2 Taxes. The Company is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of the Company to comply with applicable laws and regulations.

12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.

12.4 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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12.6 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

12.7 Entire Agreement. This Agreement and the PIIA contain the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof. The terms of this Agreement may not be modified except by a writing duly executed by Executive and the Company. This Agreement may not be modified by e-mail.

12.8 Validity. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction or an arbitrator, the remaining terms and provisions hereof shall be unimpaired and enforceable without regard to the invalid or unenforceable term or provision.

12.9 Construction. The parties have cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement, it shall not be construed against either party.

12.10 Remedies.

(a) Executive acknowledges that the Company’s remedy at law for a breach by Executive of the provisions of Sections 6, 7 or 8 will be inadequate. Executive further acknowledges that Executive’s agreement to abide by the provisions of Sections 6, 7 and 8 is a material condition precedent to the Company’s willingness to employ Executive and enter into this Agreement. Accordingly, in the event of a breach or threatened breach by Executive of any provision of Sections 6, 7 or 8, the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

(b) The parties agree that the restrictions contained in Sections 6, 7 and 8 are reasonable and that it is Executive’s intention and the intention of the Company that such restrictions shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction or an arbitrator shall find that any such restriction is unenforceable, but would be enforceable if some part were deleted or modified, then such restriction or remedy shall apply with the deletion or modification necessary to make it enforceable and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

12.11 Pre-Arbitration Attempts at Dispute Resolution. In the event that any party believes that another party to this Agreement has breached any of the provisions of this Agreement (except for circumstances in which the Company is seeking injunctive relief with respect to Sections 6, 7 or 8 of this Agreement), the parties shall attempt to resolve the matter informally, by agreement, through their attorneys. If the matter is not resolved by agreement, any party to this Agreement may refer it for confidential and binding arbitration under Section 12.12.

12.12 Arbitration.

(a) In consideration of the Company employing Executive or continuing to employ Executive and the mutual promises set forth herein, Executive and the Company agree, for themselves and for their representatives, successors, and assigns, that, subject to the proviso below, any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with

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any of its provisions, or arising out of or relating in any way to Executive’s employment with the Company or termination thereof, shall be settled by final and binding arbitration in New York County, New York (or such other place as may be agreed to by the parties) before a single arbitrator, selected in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), in accordance with the procedures required under New York law; provided, however, that in the event of a claimed violation of this Agreement, the Company may seek injunctive relief in a court of competent jurisdiction in order to prevent irreparable harm or preserve the status quo. Executive and the Company further agree that claims by Executive or by the Company may only be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. In that regard, Executive specifically agrees not to file, initiate directly or indirectly, join, or participate in any class or collective action. If a class or collective action is filed purporting to include Executive, then Executive shall take all steps necessary to refrain from opting in or to opt-out or otherwise exclude Executive from the action, as appropriate.

(b) To the extent not inconsistent with law, the following shall govern any arbitration hereunder (which shall take precedence over any contrary rule of the AAA):

(i) The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court, consistent with applicable laws. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award, including findings of fact and conclusions of law. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

(ii) Except as provided in this Agreement or as required by law, each party shall pay its own expenses incurred in connection with arbitration (including, without limitation, filing fees, administrative costs and attorneys’ fees). If Executive seeks to arbitrate a claim against the Company, then Executive shall pay the applicable filing fee, up to the amount Executive would be required to pay to file the same claims(s) in a New York state or federal court. The expenses of the arbitrator (including compensation of the arbitrator) shall be borne equally by the parties. Notwithstanding the foregoing, if any matter of dispute raised by a party or any defense or objection thereto was unreasonable or made in bad faith, the arbitrator may assess, as part of the arbitration award, all or any part of the arbitration expenses of the other party, and the arbitration fees against the party raising such unreasonable matter of dispute or defense or objection thereto.

(iii) This predispute resolution agreement covers all matters directly or indirectly related to Executive’s recruitment, employment, or termination of employment by the Company, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefits Protection Act of 1990 (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any and all claims under federal, state, and local laws against discrimination, but excluding Worker’s Compensation Claims.

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(iv) In the event that either party files, and is allowed by the courts to prosecute, a court action against the other, the plaintiff in such action agrees not to request, and hereby waives such party’s right to a trial by jury.

(v) If for any reason the arbitration provisions herein are found to be unenforceable, any action with respect to or arising out of this Agreement shall be brought and maintained in a state or federal court of competent jurisdiction located in New York County, and the parties irrevocably consent to the personal jurisdiction of and venue in such court.

(vi) In construing this Agreement and disputes arising hereunder, the Arbitrator shall apply the law of the State of New York, without regard to its conflict of laws principles.

(vii) There shall be a stenographic transcription of the arbitration proceedings, the costs thereof to be shared equally by the parties.

(viii) Upon an application to a court of competent jurisdiction with respect to an award rendered by the arbitrator, any court having jurisdiction may enter judgment upon any award either by confirming the award, or by vacating, modifying or correcting the award in accordance with applicable New York law.

(ix) This arbitration clause, and its enforcement, shall be governed by the laws of the State of New York.

(x) EXECUTIVE AND THE COMPANY UNDERSTAND THAT, ABSENT THIS AGREEMENT, THEY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, GIVE UP THAT RIGHT AND AGREE TO RESOLVE ANY AND ALL GRIEVANCES BY ARBITRATION.

12.13 Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

13. Deadline for Executive’s Signature. Executive understands and agrees that if he does not sign and deliver a fully executed copy of this Agreement on or before October 20, 2014 at 2:00 p.m., the Company shall have no obligation to enter into this Agreement, Executive shall not be entitled to receive any of the consideration provided in this Agreement, and all of the promises and undertakings in this Agreement shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEDALLION FINANCIAL CORP.

By:		Date:	10/20/14

Name:	Andrew Murstein
Title:	President

MARC ADELSON

		Date:	10/20/14

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